AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES D SUPER VOTING PREFERRED STOCK,

$0.0001 PAR VALUE PER SHARE

BitFrontier Capital Holdings, Inc., a Corporation incorporated under the laws of the State of Wyoming (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on January 14, 2018, in accordance with the provisions of its Articles of Incorporation (as may be amended and restated through the date hereof, the "Certificate of Incorporation") and Bylaws. The authorized series of the Corporation's previously-authorized Preferred Stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation's previously authorized Preferred Stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Accordingly, “Article V” of the Articles of Incorporation of the Company is hereby amended to include the following:

SERIES D SUPER VOTING PREFERRED STOCK

1. DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation. The designation of said series of Preferred Stock shall be Series D Super Voting Preferred Stock, $0.0001 par value per share (the "Series D Super Voting Preferred Stock").

B.Number of Shares. The number of shares of Series D Super Voting Preferred Stock authorized shall be fifty-one (51) shares. Each share of Series D Super Voting Preferred Stock shall have a stated value equal to $0.0001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series D Stated Value").

C.Dividends. Initially, there will be no dividends due or payable on the Series D Super Voting Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

2. LIQUIDATION AND REDEMPTION RIGHTS

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series D Super Voting Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series D Super Voting Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series D Super Voting Preferred Stock receive securities of the surviving Corporation having substantially similar rights as the Series D Super Voting Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor Corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series D Super Voting Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series D Super Voting Preferred Stock elect otherwise.

3. CONVERSION

No conversion of the Series D Super Voting Preferred Stock is permitted. Series D Super Voting Preferred Stock is immune to any and all forward and reverse splits of the Company’s Common Stock, and the conversion ratio will not change, unless the Board of Directors elects to change the conversion rate.

4. RANK

All shares of the Series D Super Voting Preferred Stock shall rank (i) senior to the Corporation's (A) Common Stock, par value $0.00001 per share ( "Common Stock" ), senior to the Corporation’s currently outstanding class of Preferred Stock designated Series A Preferred and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Section 4, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series D Super Voting Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series D Super Voting Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

5. VOTING RIGHTS

Each one (1) share of the Series D Super Voting Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock and Preferred Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding Common Stock and Preferred Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series D Super Voting Preferred Stock shall be equal to 102,036 ((0.019607 x 5,000,000) / 0.49) — (0.019607 x 5,000,000) = 102,036.

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series D Super Voting Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or Bylaws.

6. PROTECTION PROVISIONS

So long as any shares of Series D Super Voting Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series D Super Voting Preferred Stock, alter or change the rights, preferences or privileges of the Series D Super Voting Preferred so as to affect adversely the holders of Series D Super Voting Preferred Stock.

7. MISCELLANEOUS

A.Status of Redeemed Stock. In case any shares of Series D Super Voting Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series D Super Voting Preferred Stock.

B.Lost or Stolen Certificates. Upon receipt by the Corporation of (1) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C.Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D Super Voting Preferred Stock granted hereunder may be waived as to all shares of Series D Super Voting Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series D Super Voting Preferred Stock.

D.Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner its set forth in this Section.

If to the Corporation:

BitFrontier Capital Holdings, Inc.

1320 Central Park Blvd. Suite 200

Fredericksburg, VA 22401

If to the holders of the Series D Super Voting Preferred Stock, to the address listed in the Corporation's books and records.

The foregoing amendment was adopted by the Board of Directors of the Company and written consent of shareholders in lieu of meeting on January 14, 2018 with a majority vote pursuant to statute W.S. 17-16-1003. Therefore, the number of votes cast for the Amendment to the Company’s Articles of Incorporation was sufficient for approval.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Designation as of the date first above written.

/s/ Spencer Payne

Spencer Payne

President